Exhibit 10.9

DIRECT RESPONSE MARKETING SERVICE AGREEMENT

This Agreement is made this 17th day of January, 2010, by and between Yes DTC Holdings, Inc., (hereinafter "YES DTC" or the "Company"), having its principal place of business at 300 Beale Street, Suite 613, San Francisco, CA 94105 and Jon Schulberg (hereinafter "Mr. Schulberg" or "Consultant"), having his principal place of residence at 1530 Tiburon Blvd., Tiburon, CA 94920. YES DTC wishes to contract with Mr. Schulberg for production and consulting services for its U.S. & international direct response marketing campaigns (hereinafter "Campaigns") with respect to the following facts:

a.	Mr. Schulberg has certain expertise and knowledge in direct response advertising related to U.S. and international direct marketing: and

b.
This expertise and knowledge includes: U.S. & international vendor selection and management, product and idea evaluation and management, project planning, creative direction, copy writing, client services, production, post production and professional project oversight of Campaigns; and

c.	YES DTC wishes to retain Mr. Schulberg for multiple project oversight for its U.S. and international Campaigns.

NOW, THEREFORE, in consideration of the promises and the respective agreements set forth herein, and in reliance upon the respective representations and warranties made hereunder, each of the parties agree as follows:

I.   Agency Services:

a.	YES DTC engages Mr. Schulberg and Mr. Schulberg accepts YES DTC's engagement to oversee all project production and management on the terms and conditions set forth herein.

1)	Mr. Schulberg shall, on behalf of YES DTC, oversee all marketing efforts, creative service and production. Analyze all components of the product and the marketing.

b.	YES DTC shall hold all proprietary rights of all production materials, including but not limited to, all programs, TV/print/web/radio copy, or portions thereof, and all production masters.

c.
Mr. Schulberg shall make himself available at all reasonable times at the request of YES DTC for discussions relating to the evaluation, feasibility, set-up, scripting and creation of individual Campaigns, third party vendor set-up and ongoing changes, problem resolution, ongoing marketing recommendations, and any other reasonable discussion on any aspect of YES DTC's Campaigns.

II.   Compensation and Payment For Agency Services & Consultant Discount

a.	This Agreement will encompass the agency creation production and management of selected YES DTC Campaigns.

b.	YES DTC shall contract with Schulberg MediaWorks, the production company owned by Mr. Schulberg, on selected DRTV campaigns.

c.	Additionally, as part of this Agreement, Mr. Schulberg agrees to discount all fees, including for services provided by Consultant and/or Schulberg MediaWorks Inc., by 20%.

d.
YES DTC shall pay to Mr. Schulberg a one-time stock option based compensation fee in the amount of 10.0 (Ten) million stock options at an exercise price of $0.07 of YES DTC stock. These options will vest on a quarterly basis beginning June 30, 2010, becoming fully vested as of March 31, 2011.

e.	YES DTC shall also issue to Mr. Schulberg 10.0 (Ten) million stock options as of January 15, 2011 at an exercise price of $0.07 if a fully year 2010 revenue level of $8 million is achieved.

f.
The previously agreed to 3.0% royalty fee on Adjusted Gross Sales for Biel products will be applied to all DRTV Campaigns and product launches that Schulberg MediaWorks Inc. ("SWAP) produces and or manages on behalf of Yes DTC.

Ill.   Miscellaneous Provisions

a.
All notices required or permitted under this Agreement shall be sent certified mail and shall be effective when received at the following addresses. Copies may be sent via facsimile numbers or e-mail addresses as set forth below or at such other addresses as the parties may from time to time designate in writing.

Yes DTC Holdings, Inc. Attention: Joe Noel 300 Beale Street, Suite 300 San Francisco, CA 94105 Phone: (925) 922-2560 Fax: E-mail: jnoe1701@yahoo.com	Jon Schulberg Attention: Jon Schulberg 1530 Tiburon Blvd. Tiburon, CA 94920 Phone: (415) 789-0404 Fax: (415) 789-0716 E-mail: jschulberg@smw.tv

b.
The designation for the person to be so notified may be changed from time to time by notice hereunder. Any notice or other communication required or permitted to be given under this Agreement shall be in writing, and may be provided by facsimile transmission or via e-mail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, whereupon this Agreement shall become binding upon the parties.

YES DTC HOLDINGS, INC.

Signature:	/s/ Joseph Noel

Name:	Joseph Noel

Title:	CEO

Date:	3/31/10

Jon Schulberg

Signature:	/s/ Jon Schulberg

Name:	Jon Schulberg

Title:	President

Date:	3/31/10